EXHIBIT 4.16

February 16, 2012

To:	Eagleford Energy Inc.
1 King Street West, Suite 1505
Toronto, Ontario, M5H 1A1

Re:	Eagleford Energy Inc.
Annual Report on Form 20-F for the Year Ended August 31, 2011

Dear Sirs:

We refer to our reports entitled “Evaluation of the P&NG Reserves of Eagleford Energy Inc. (as of August 31, 2011)” dated October 7, 2011, “Evaluation of the P&NG Reserves of Eagleford Energy Inc. (as of August 31, 2010)” dated November, 30 2010, and “Evaluation of the P&NG Reserves of Eugenic Corp. (as of August 31, 2009)” dated November, 30 2009 (collectively referred to as “the Reports").

We confirm that we have read Eagleford Energy Inc.’s Annual Report on Form 20-F for the year ended August 31, 2011 (the “Form 20-F”) and have no reason to believe that there are any misrepresentations in the information contained in the Form 20-F that are derived from the Report or that are within our knowledge as a result of the services we performed in connection with our Report.

We hereby consent to the use of our name and references to excerpts from the Reports both in the Form 20-F and through incorporation by reference in the Form 20-F.

Sincerely,

SPROULE ASSOCIATES LIMITED

/s/ Attila A. Szabo

Attila A. Szabo, P.Eng.
Senior Petroleum Engineer and Partner

900,140 Fourth Avenue SW Calgary AB T2P 3N3 Canada Telephone: 1-403-294-5500 Fax: 1-403-294-5590 Toll-Free: 1-877-777-6135

info@sproule.com www.Sproule.com